As filed with the Securities and Exchange Commission on December 17, 2004

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KMG America Corporation

(Exact Name of Registrant as Specified in Its Charter)

Virginia	20-1377270
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6306 Maple Ridge

Excelsior, Minnesota 55331

(952) 474-8674

(Address of Principal Executive Offices, Including Zip Code)

KMG America Corporation

2004 Equity Incentive Plan

(Full Title of the Plan)

Kenneth U. Kuk

Chairman, President & Chief Executive Officer and Secretary

KMG America Corporation

6306 Maple Ridge

Excelsior, Minnesota 55331

(952) 474-8674

(952) 474-8676 (Telecopy)

(Name, Address, Including Zip Code, and Telephone Number Including Area Code, of Agent for Service)

With copies to:

Daniel M. LeBey, Esq.

Melvin E. Tull, III, Esq.

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 E. Byrd Street

Richmond, Virginia 23219-4074

(804) 788-8200

(804) 788-8218 (Telecopy)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, par value $0.01 per share	1,827,500 shares	$9.50	$17,361,250	$2,043.42

(1)      Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Company’s common stock that become issuable under the plan by reason of any stock splits, stock dividends or similar transactions.

(2)      Calculated pursuant to Rule 457(c) of the Securities Act on the basis of $9.50 per share, which was the average of the high and low prices of the common stock as quoted on the New York Stock Exchange on December 16, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2.  Registrant Information and Employee Plan Annual Information.

KMG America Corporation (the “Company”) will provide participants, upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act.  Request for such documents should be directed to KMG America Corporation, 6306 Maple Ridge, Excelsior, Minnesota 55331, Attention: Chief Executive Officer, telephone number (952) 474-8674.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference and made a part hereof:

1.     The Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act on December 16, 2004; and

2.     The description of the Company’s common stock, par value $0.01 per share, contained in the Company’s registration statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

The description of the Company’s common stock, par value $0.01 per share, contained in the Company’s registration statement on Form 8-A filed under the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Virginia Stock Corporation Act permits, and the Company’s Articles of Incorporation require, indemnification of the Company’s directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Under Sections 13.1-697 and 13.1-702 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Company’s Articles of Incorporation require indemnification of directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. In addition, the Company will carry insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act. The Company’s Articles of Incorporation also provide that, to the full extent the Virginia Stock Corporation Act (as it presently exists or may hereafter be amended) permits the limitation or elimination of the liability of directors and officers, no director or officer of the Company shall be liable to the Company or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct. Section 13.1-692.1 of the Virginia Stock Corporation Act presently permits the elimination of liability of directors and officers in any proceeding brought by or in the right of the Company or brought by or on behalf of shareholders of the Company, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any unlawful insider trading or manipulation of the market for any security. Sections 13.1-692.1 and 13.1-696 to -704 of the Virginia Stock Corporation Act are hereby incorporated by reference herein.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description

4.01	Company’s Amended and Restated Articles of Incorporation (incorporated by reference from Exhibit 3.01 of the Company’s Registration Statement on Form S-1 (Registration No. 333-117911)).

4.02	Company’s Bylaws (incorporated by reference from Exhibit 3.02 of the Company’s Registration Statement on Form S-1 (Registration No. 333-117911)).

4.03	KMG America Corporation 2004 Equity Incentive Plan.

5.01	Opinion of Hunton & Williams LLP as to the legality of the securities being registered.

23.01	Consent of Ernst & Young LLP.

23.02	Consent of Hunton & Williams LLP (included in Exhibit 5.01).

Item 9.            Undertakings.

(a)   The undersigned Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota on December 17, 2004.

KMG AMERICA CORPORATION
(Registrant)

By:	/s/ Kenneth U. Kuk
Kenneth U. Kuk
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Kenneth U. Kuk	Director and Chairman, President &	December 17, 2004
Kenneth U. Kuk	Chief Executive Officer
(principal executive officer)

/s/ Scott H. DeLong III	Senior Vice President & Chief	December 17, 2004
Scott H. DeLong III	Financial Officer
(principal financial and accounting officer)

EXHIBIT INDEX

Exhibit No.	Description

4.01	Company’s Amended and Restated Articles of Incorporation (incorporated by reference from Exhibit 3.01 of the Company’s Registration Statement on Form S-1 (Registration No. 333-117911)).

4.02	Company’s Bylaws (incorporated by reference from Exhibit 3.02 of the Company’s Registration Statement on Form S-1 (Registration No. 333-117911)).

4.03	KMG America Corporation 2004 Equity Incentive Plan.

5.01	Opinion of Hunton & Williams LLP as to the legality of the securities being registered.

23.01	Consent of Ernst & Young LLP.

23.02	Consent of Hunton & Williams LLP (included in Exhibit 5.01).